Exhibit 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
Christy Linn	Deb Trevino
206-318-7118	206-318-7100
investorrelations@starbucks.com	press@starbucks.com
Starbucks Increases Number of U.S. Company-Operated
Store Closures as Part of Transformation Strategy
Approximately 600 Underperforming Stores will be Closed
Company takes Significant Step toward Improving Long-Term Profitable Growth
SEATTLE; July 1, 2008 – Starbucks Corporation (NASDAQ: SBUX) has announced the next step in its multi-faceted plan to transform the company, with a decision to close approximately 600 underperforming company-operated stores in the U.S. market. This decision is a result of a rigorous evaluation of the U.S. company-operated store portfolio and includes the 100 stores targeted for closure in the company’s previously announced plans. In addition, Starbucks now expects to open fewer than 200 new U.S. company-operated stores in fiscal 2009.
The majority of the store closures are scheduled to occur during the remainder of fiscal 2008 and the first half of fiscal 2009. The timing of the closures is dependent on finalizing third-party agreements, and is therefore subject to change. Both full-time and part-time retail positions will be eliminated, however the company expects to place many of the affected partners (employees) into available positions at nearby Starbucks stores.
“In January, we committed to transforming the company through a series of critical and strategic initiatives to improve the current state of our U.S. business and build the business for the long term,” stated Howard Schultz, chairman, president and ceo. “Our executive and field leadership teams conducted an extensive review of our U.S. company-operated store portfolio with a goal of enabling our organization to focus its efforts on locations where we can more effectively improve the customer experience.”
“Throughout the history of the company, we have always aspired to put our people first. This makes our decision to close stores difficult, because it is disrupting the lives of the people who have worked so hard to deliver superior service to our customers,” Schultz continued.  “We sincerely thank each one of them and are very proud of their many contributions to the company.  At the same time, we recognize that it is necessary to make decisions that will strengthen the U.S. store portfolio and enable us to enter into fiscal 2009 focused on enhancing operating efficiency, improving customer satisfaction and ensuring long-term value for our partners, customers and shareholders.”

The stores identified for closure are spread across all major U.S. markets with approximately 70 percent of them opened since the beginning of fiscal 2006. The executive and field leadership teams used several criteria to identify stores for closure that included locations that were not profitable at the store level and not projected to provide acceptable returns in the foreseeable future. In addition to site and market-specific criteria, consideration was given to the impact of current and anticipated economic trends.
Pre-tax charges related to the store closures include approximately $200 million of asset write-offs to be recognized in the third quarter of fiscal 2008. In addition, a projected $120 to $140 million for lease termination costs and future lease obligations are currently expected, nearly all of which will be recognized in the fourth quarter of fiscal 2008 and the first half of fiscal 2009. Costs associated with severance are currently estimated to be approximately $8 million, and the company anticipates these charges to be recorded during the same timeframe as the store closures. The aggregate pre-tax charges associated with the planned U.S. company-operated store closures, including costs associated with severance, are estimated to be in the range of $328 to $348 million. Upon the completion of the actions, cash charges are expected to result in a net cash outflow of approximately $100 million, net of related income tax benefits.
Starbucks will reach out to customers who are impacted by the store closures in a variety of ways including directing them to the Starbucks Store Locator at www.starbucks.com. Customers who have questions or comments on any store or their Starbucks Experience may contact Starbucks Customer Relations via the web at www.starbucks.com/customer/contact.asp.
Pete Bocian, chief financial officer, will host a half-hour conference call for the financial community today, July 1, at 5:30 p.m. (ET) to discuss the announcement. The call will be available as an audio webcast through the Investor Relations section of the company’s website at http://investor.starbucks.com. Starbucks is scheduled to release its third quarter fiscal 2008 earnings on July 30 followed by a conference call and webcast, at which time the company will provide additional comments and address the impact of the store closures on its fiscal 2008 guidance.
About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting the highest quality arabica coffee in the world. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at www.starbucks.com.
Forward-Looking Statements
This release contains forward-looking statements relating to the U.S. company-operated store closures, including statements regarding the timing of store closures, charges and expenses relating to the store closures and the related impact to partners, as well as plans regarding net new company-operated stores for fiscal 2009.  These forward-looking statements, as well as the underlying estimates and assumptions relating to such statements, are based on currently available operating, financial and competitive information and are subject to a number of significant risks and uncertainties.  Actual future results may differ materially depending on a variety of factors including, but not limited to, risks related to achieving expected costs savings, income tax and other benefits associated with the store closures in the anticipated time frame, if at all, and the risks detailed in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and of Starbucks Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2008.  The company assumes no obligation to update any of these forward-looking statements.